CONSENT OF INDEPENDENT AUDITORS





We consent to the reference to our firm under the captions "Synopsis" and "Representations and Warranties" and to the use of our report dated December 15, 1999, with respect to Municipal Bond Fund, a series of Concert Investment Series, which is incorporated by reference, in this Registration Statement on Form N-14 of Smith Barney Managed Municipals Fund Inc.




/S/ERNST & YOUNG LLP
ERNST & YOUNG LLP


New York, New York
July 14, 2000